EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JUNE 28, 2017

Morgan Stanley Announces Share Repurchase of up to $5 Billion of Common Stock and the Increase of Its Quarterly Dividend to $0.25 Per Share

NEW YORK - Morgan Stanley (NYSE: MS) today announced that the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) did not object to the Firm’s 2017 Capital Plan. The capital plan includes the repurchase of up to $5 billion of outstanding common stock for the four quarters beginning in the third quarter of 2017 through the end of the second quarter of 2018, an increase from $3.5 billion in the 2016 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.25 per share from the current $0.20 per share, beginning with the common dividend expected to be declared for the third quarter of 2017.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “For the fifth consecutive year we have increased our capital return to shareholders. This underscores the strength of Morgan Stanley’s capital position and the significant changes we have made to our business model and risk profile. We will continue to invest in our franchise and execute on our strategic priority of increasing capital returns subject to any changes to the CCAR process."

About Morgan Stanley

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 42 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

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